EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Charge Enterprises, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(c) and 457 (h)	75,000,000	(2)	$5.31	(3)	$398,250,000	$0.0000927	$36,918.00
Total Offering Amounts							$398,250,000		$36,918.00
Total Fee Offsets							___		___
Amount Due									$36,918.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered as a result of any stock dividend, stock split, recapitalization, or other similar transaction relating to the securities covered by this Registration Statement.

(2)	Represents shares of common stock issuable under the Registrant’s 2020 Omnibus Equity Incentive Plan.
(3)

Pursuant to Securities Act Rule 457(c) and (h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Registrant’s common stock on March 24, 2022, as quoted on the OTC Markets.